                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        Seven Months    Seven Months      Twelve Months
                           Ended            Ended             Ended
                         January 31,     January 31,       January 31,
                            1994            1995              1995
                        ------------    ------------      -------------
                        (Unaudited)                        (Unaudited)
Earnings, as defined:
  Net income            $  641,057       $2,491,895        $2,862,227
  Income taxes             349,089        1,490,119         1,671,537
  Fixed charges,
   as below                834,722        1,413,636         2,125,153
                        ----------       ----------        ----------
  Total earnings,
   as defined           $1,824,868       $5,395,650        $6,658,917
                        ==========       ==========        ==========
Fixed charges,
 as defined:
  Interest expense      $  834,722       $1,413,636        $2,125,153
                        ----------       ----------        ----------
  Total fixed charges,
   as defined           $  834,722       $1,413,636        $2,125,153
                        ==========       ==========        ==========

Ratio of earnings to
 fixed charges                2.19             3.82              3.13
                        ==========       ==========        ==========

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                (RESTUBBED TABLE CONTINUED FROM ABOVE)

                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                             Year Ended January 31,
                                 1996          1997          1998          1999
                              ----------------------------------------------------
Earnings, as defined:
  Net income                  $3,007,118   $ 8,247,759   $12,341,369   $12,006,020
  Income taxes                 1,930,691     4,652,336     7,422,426     7,686,871
  Fixed charges, as
   defined below               4,157,576     6,852,612    12,814,966    18,780,969
                              ----------   -----------   -----------   -----------
  Total earnings, as defined  $9,095,385   $19,752,707   $32,578,761   $38,473,860
                              ==========   ===========   ===========   ===========
Fixed charges, as defined:
  Interest expense            $4,157,576   $ 6,852,612   $12,814,966   $18,780,969
                              ----------   -----------   -----------   -----------
  Total fixed charges,
   as defined                 $4,157,576   $ 6,852,612   $12,814,966   $18,780,969
                              ==========   ===========   ===========   ===========
Ratio of earnings to
 fixed charges                      2.19          2.88          2.54          2.05
                              ==========   ===========   ===========   ===========